PRESS RELEASE


FOR IMMEDIATE RELEASE:                                CONTACT:

Tremont Corporation                                   Joseph S.Compofelice
1999 Broadway, Suite 4300                             Vice President and
CFO  Denver,  Colorado  80202                         (303) 296-5623


                      TREMONT REPORTS THIRD QUARTER RESULTS

      DENVER, COLORADO . . . October 21, 1997 . . . Tremont Corporation (NYSE:
TRE) reported third quarter net income of $5.1 million, or $.74 per share, compared to $2.1 million, or $.28 per share, for the same quarter in 1996. For the first nine months of 1997, Tremont reported net income of $7.1 million, or $.99 per share, compared to $28.5 million, or $3.72 per share, for the same period in 1996. Tremont recognized a $27.6 million pre-tax gain on the sale of TIMET stock in the second quarter of 1996.

      The Company's equity in earnings of 30%-owned TIMET was $6.5 million in the third quarter of 1997 compared to $4.0 million in the third quarter of 1996. TIMET reported net income of $21.4 million in the third quarter of 1997 on sales of $177.2 million, up from net income of $13.3 million for the third quarter of 1996. The significant improvement in TIMET's titanium metals business in 1997 was driven by higher average selling prices and a 20% year-to-date increase in mill product volume.

      The Company's equity in earnings of 18%-owned NL Industries was $.9 million in the third quarter of 1997 compared to a loss of $1.7 million in the third quarter of 1996. NL reported net income of $9.8 million in the third quarter of 1997 on sales of $248.2 million compared to a loss of $4.2 million in the same quarter of 1996. NL's third quarter average selling prices for titanium dioxide pigments ("TiO2") were 3% higher than the second quarter of 1997 and 1% higher than year-ago levels.

      The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's income tax rate in 1997 approximates the statutory rate except that no tax provision or benefit is recognized on its equity in NL's earnings or losses.

      Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


TREMONT CORPORATION
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share data)
(Unaudited)
                                           Quarter Ended       Nine Months Ended
                                           September 30,          September 30,

                                         1996      1997        1996      1997

 Equity in earnings (loss) of:
    TIMET                           $     4.0    $  6.5     $   8.7    $ 17.4

    NL Industries                       (1.7)        .9          .9     (6.7)

    Other                                  .8        .4         1.5       4.7


 Gain on sale of TIMET stock               -         -         27.6       -

 Corporate income (expense), net        (.2)         -        (3.2)       1.1
      Income before taxes and minority
      interest                           2.9       7.8         35.5      16.5


 Income tax expense                       .6       2.6          6.6       8.2

 Minority interest                        .2        .1           .4       1.2

      Net income                    $    2.1     $ 5.1      $  28.5     $ 7.1

 Net income per share               $    .28    $  .74     $   3.72    $  .99

 Weighted average common shares
   outstanding                           7.7       6.9          7.7       7.2